Exhibit 99.1

CTG Reports Second Quarter 2021 Results

Solutions Revenue Increased 10% Year-over-Year, Representing 45% of Total Revenue

Gross Profit Increased 9% Year-over-Year to 22% of Total Revenue

GAAP Operating Margin Increased 90 Basis Point Year-over-Year to 3.0%

GAAP Net Income Increased 4% Year-over-Year, with GAAP EPS of $0.12 Equaling the Prior Year

Non-GAAP Net Income Improved 35%, with Non-GAAP EPS of $0.13 up 30% Year-over-Year

BUFFALO, N.Y., July 29, 2021 – CTG (NASDAQ: CTG), a leading provider of digital IT services and solutions in North America and Western Europe, today announced its financial results for the second quarter ended July 2, 2021.

Second Quarter Financial Summary

•	Total revenue increased 3.4% year-over-year to $92.2 million, compared with $89.1 million in the second quarter of 2020

•	Solutions revenue increased 10.3% year-over-year to $41.4 million, or 44.9% of total revenue, compared with $37.5 million, or 42.1% of total revenue, in the year-ago quarter

•	Gross profit increased 8.8% year-over-year to $20.4 million, or 22.1% of total revenue, compared with $18.7 million, or 21.0% of total revenue, in the year-ago quarter

•	Solutions gross profit margin was 32.3%, an increase from 31.5% in the year-ago quarter

•	GAAP operating income and margin expanded to $2.8 million and 3.0%, respectively, from $1.9 million and 2.1% in the year-ago quarter, respectively

•	Non-GAAP operating income and margin, excluding $0.2 million in acquisition-related expenses, were $3.0 million and 3.2%, respectively, compared with $2.9 million and 3.2%, in the year-ago quarter

•	GAAP net income was $1.8 million, or $0.12 per diluted share, in both the 2021 and 2020 second quarters

•	Non-GAAP net income increased to $2.0 million, or $0.13 per diluted share, compared with non-GAAP net income of $1.4 million, or $0.10 per diluted share, in the year-ago quarter

•	Adjusted EBITDA was $4.1 million in both the 2021 and 2020 second quarters, with approximately 70% of adjusted EBITDA generated from Solutions

•	Cash balances totaled $29.2 million, with no debt outstanding at the end of the second quarter of 2021

Second Quarter and Recent Business Highlights

•	Converted a significant portion of existing pipeline opportunities into contracted Solutions business, while building a solid pipeline of prospective new business

•	Secured significant new contract for go-live Epic implementation with a U.S. client that is scheduled to commence in the second half of 2021

•	Appointed industry executive Katie Stein to Board of Directors, adding a broad perspective on IT services and significant experience in M&A, as well as further expanding the Board’s diversity

CEO Comments on Results

“We continued to execute our digital solutions strategy during the quarter, resulting in Solutions revenue growing 10% year-over-year to 45% of total revenue,” said Filip Gydé, CTG President and CEO. “Our focus continues to be on driving CTG’s digital transformation offerings, and increasing the overall mix of higher value Solutions revenue. The success of these efforts, coupled with our strategic plan to disengage from lower-margin Staffing revenue, resulted in improvements in both gross and operating margins in the second quarter, as well as a 30% increase in the first half of 2021 non-GAAP diluted earnings per share over the first half of 2020.”

“Although the overall pace of proposal requests and contract commitments remain slower in the current environment, our team has done an excellent job of managing higher conversion rates on new Solutions wins. Our ongoing investments have expanded CTG’s addressable market, allowing us to enter the second half of the year with a solid pipeline to support continued year-over-year growth in our Solutions business. As we continue to execute on our strategy and our digital transformation offerings comprise a growing portion of new business engagements, we expect to realize ongoing improvements in margins, profitability and value creation for our shareholders.”

Consolidated Second Quarter Results

Revenue in the second quarter of 2021 was $92.2 million, representing a 5.1% decrease from $97.1 million in the first quarter of 2021, and a 3.4% increase from the $89.1 million in the second quarter of 2020. The sequential decrease in second quarter revenue primarily reflected two fewer billable days as well as the continued disengagement from lower-margin IT Staffing business. The increase in revenue year-over-year was driven by expanded Solutions business, including a growing number of client engagements for digital transformation solutions.

Gross profit in the second quarter of 2021 was $20.4 million, or 22.1% of total revenue, compared with $20.8 million, or 21.4% of total revenue, in the first quarter of 2021, and $18.7 million, or 21.0% of total revenue, in the second quarter of 2020. SG&A expense in the second quarter of 2021 reflected our continued investment in solutions and business development resources consistent with our IT digital solutions strategy. These expenses totaled $17.6 million, and included $0.2 million in acquisition-related expenses associated with previously acquired businesses. This compared with SG&A expense in the first quarter of 2021 of $18.7 million, which included $0.4 million in acquisition-related expenses associated with previously acquired businesses and $0.2 million of rebranding expenses. SG&A expense in the second quarter of 2020 was $16.8 million, which included $0.6 million in severance and $0.4 million in acquisition-related expenses.

GAAP operating income in the second quarter of 2021 was $2.8 million, or 3.0% of total revenue, and included the previously referenced acquisition-related expenses. Non-GAAP operating income in the second quarter of 2021 was $3.0 million or 3.2% of total revenue. GAAP operating income in the first quarter of 2021 was $2.1 million, or 2.2% of total revenue, and included a combined $0.6 million in rebranding and acquisition-related expenses. Non-GAAP operating income in the first quarter of 2021 was $2.7 million or 2.8% of total revenue. GAAP operating income in the second quarter of 2020 was $1.9 million, or 2.1% of total revenue, and included a combined $1.0 million in severance and acquisition-related expenses. Non-GAAP operating income in the second quarter of 2020 was $2.9 million or 3.2% of total revenue. CTG’s operations outside of the U.S. are conducted in local currencies. Fluctuations in international currencies increased operating income by approximately $0.3 million in the second quarter of 2021.

GAAP net income in the second quarter of 2021 was $1.8 million, or $0.12 per diluted share, which included approximately $0.1 million, or $0.01 per diluted share, of acquisition-related expenses. Non-GAAP net income was $2.0 million or $0.13 per diluted share. GAAP net income in the first quarter of 2021 was $1.5 million, or $0.10 per diluted share, which included a combined $0.5 million, or $0.03 per diluted share, of rebranding and acquisition-related expenses. Non-GAAP net income in the first quarter of 2021 was $2.0 million or $0.13 per diluted share. GAAP net income in the second quarter of 2020 was $1.8 million, or $0.12 per diluted share, which included a net $0.4 million of income, or $0.02 per diluted share, comprised of severance and acquisition-related expenses, offset by gains from non-taxable life insurance and the sale of a building. Non-GAAP net income was $1.4 million, or $0.10 per diluted share, in the second quarter of 2020.

CTG’s effective income tax rate in the second quarter of 2021 was 28.0% compared with 22.6% in the first quarter of 2021, and 43.7% in the second quarter of 2020. The lower than historical effective tax rate in the first and second quarter of 2021 reflected the deduction of expenses that were previously non-deductible for tax purposes, while the higher tax rate in the second quarter of 2020 was a result of non-deductible expenses incurred in the U.S. during the period.

Balance Sheet

Cash and short-term investments at July 2, 2021 were $29.2 million. At the end of the second quarter, the Company had no outstanding balance on its revolving line of credit facility or any other long-term debt. Days sales outstanding were 81 in both the second quarter of 2021 and 2020.

Guidance and Outlook

Given the evolving global impacts of the COVID-19 pandemic which has led to limited visibility on CTG’s end markets and clients, the Company is not providing formal quarterly or annual guidance at this time. The Company does however expect continued year-over-year revenue growth and operating profit improvement driven by an increasing mix of Solutions revenue, partially offset by the ongoing strategic disengagement from lower-margin Staffing business.

John M. Laubacker, CTG Executive Vice President and Chief Financial Officer commented, “We are pleased with our consistent progress and advancement of the Company’s digital transformation strategy, which contributed to the continued growth of Solutions revenue and our strong operating results in the second quarter.”

Conference Call and Webcast

CTG will hold a conference call today at 11:00 a.m. Eastern Time to discuss its financial results and business outlook. To access CTG’s conference call via telephone, participants should dial +1 877 226 8189 and enter the access code 6073339. The conference call will also be available via webcast in the Investors section of CTG’s website at www.ctg.com.

A replay of the call will be available between 3:00 p.m. Eastern Time on July 29, 2021 and 12:00 a.m. Eastern Time on August 2, 2021 by dialing +1 866 207 1041 and entering the access code 9979417. The webcast will also be archived on CTG’s website in the Events & Presentations section for at least 90 days following completion of the conference call.

About CTG

CTG is a leading provider of digital transformation solutions and services that accelerate clients’ project momentum and achievement of their desired IT and business outcomes. We have earned a reputation as a faster and more reliable, results-driven partner focused on improved data-driven decision making, meaningful business performance improvements, new and enhanced customer experiences, and continuous innovation. CTG has operations in North America, South America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Reconciliation of GAAP to Non-GAAP Information

The Company has referenced non-GAAP information in this news release. The Company believes that the use of non-GAAP financial information provides useful information to investors and management to gain an overall understanding of its current financial performance and prospects. In addition, non-GAAP financial measures are used by management for forecasting, facilitating ongoing operating decisions, and measuring the Company’s overall performance. The Company believes that these non-GAAP measures align closely with its internal measurement processes and are reflective of the Company’s core operating results.

A reconciliation of GAAP to non-GAAP information is included in the financial tables below. The non-GAAP financial information is presented using a consistent methodology from quarter-to-quarter and year-to-year. These measures should be considered in addition to results prepared in accordance with GAAP. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. The Company believes that non-GAAP financial measures have limitations in that they do not reflect all amounts associated with the Company’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP financial measures. As such, the non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and reconciliations between GAAP and non-GAAP financial measures included in this earnings release should be carefully evaluated.

Forward-Looking Statements

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2021 and beyond and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company, which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995. Generally, the words “anticipates”, “believes”, “expects”, “plans”, “may”, “will”, “would”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “currently”, “continue”, “intends”, “outlook”, and other similar words identify forward-looking statements. These statements are based upon the Company’s current expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors and risks, including among others, the effects of the COVID-19 pandemic and the regulatory, social and business responses thereto on the Company’s business, operations, employees, contractors and clients, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM), the ability to integrate businesses when acquired and retain their clients while achieving cost reduction targets, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between solutions and staffing, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions, actions of activist shareholders, and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s Form 10-K for the year ended December 31, 2020, including the uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and other reports, including but not limited to subsequent quarterly reports on Form 10-Q, that may be filed from time to time with the Securities and Exchange Commission and may be obtained through the Securities and Exchange Commission’s Electronic Data Gathering and Analysis Retrieval System (“EDGAR”) at www.sec.gov.The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

John M. Laubacker, Chief Financial Officer

+1 716 887 7368

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Two Quarters Ended
	July 2,	June 26,	July 2,	June 26,
	2021	2020	2021	2020
Revenue	$92,164	$89,146	$189,293	$176,095
Cost of services	71,785	70,408	148,147	140,311

Gross profit	20,379	18,738	41,146	35,784
Selling, general and admin. expenses	17,578	16,824	36,247	31,803

Operating income	2,801	1,914	4,899	3,981
Non-taxable life insurance gains	—	389	—	389
Gain on sale of building	—	824	—	824
Other expense, net	(256)	(5)	(406)	(196)

Income before income taxes	2,545	3,122	4,493	4,998
Provision for income taxes	712	1,363	1,152	2,095

Net income	$1,833	$1,759	$3,341	$2,903

Net income per share:
Basic	$0.13	$0.13	$0.24	$0.21

Diluted	$0.12	$0.12	$0.22	$0.20

Weighted average shares outstanding:
Basic	13,845	13,605	13,770	13,576
Diluted	14,972	14,282	14,958	14,299

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	July 2,	Dec. 31,	June 26,
	2021	2020	2020
Current Assets:
Cash and cash equivalents	$29,209	$32,865	$34,319
Accounts receivable, net	81,777	76,892	79,133
Other current assets	3,948	3,381	2,358

Total current assets	114,934	113,138	115,810

Property and equipment, net	5,508	5,515	5,246
Operating lease right-of-use assets	23,175	22,116	20,278
Cash surrender value	3,883	3,587	2,989
Acquired intangibles, net	8,165	9,097	7,741
Goodwill	20,548	21,275	19,969
Other assets	2,942	1,525	1,265

Total Assets	$179,155	$176,253	$173,298

Current Liabilities:
Accounts payable	$15,333	$18,784	$15,580
Accrued compensation	23,228	21,968	24,754
Operating lease liabilities	6,460	6,427	5,289
Other current liabilities	15,388	13,966	13,215

Total current liabilities	60,409	61,145	58,838

Long-term debt	—	—	12,000
Operating lease liabilities	16,613	15,564	14,929
Other liabilities	19,336	20,036	17,335
Shareholders’ equity	82,797	79,508	70,196

Total Liabilities and Shareholders’ Equity	$179,155	$176,253	$173,298

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Two Quarters Ended
	July 2,	June 26,
	2021	2020
Net income	$3,341	$2,903
Depreciation and amortization expense	1,685	1,641
Equity-based compensation expense	1,272	1,149
Other operating items	(6,349)	13,946

Net cash provided by (used in) operating activities	(51)	19,639
Net cash used in investing activities	(1,618)	(2,473)
Net cash provided by (used in) financing activities	(1,281)	6,243
Effect of exchange rates on cash and cash equivalents	(706)	129

Net increase (decrease) in cash and cash equivalents	(3,656)	23,538
Cash and cash equivalents at beginning of period	32,865	10,781

Cash and cash equivalents at end of period	$29,209	$34,319

COMPUTER TASK GROUP, INCORPORATED (CTG)

Supplemental Financial Information

(Unaudited)

						Twelve Months
	For the Quarter Ended					Ended
	Jun. 2020	Sept. 2020	Dec. 2020	Mar. 2021	Jun. 2021	Jun. 2021
Revenue (in millions) except Billable Days
Revenue	$89.146	$88.648	$101.348	$97.129	$92.164	$379.289
Foreign Currency Impact	$(0.834)	$1.849	$3.088	$3.981	$3.921	$12.839
Billable Days	64	63	67	65	63	258

Revenue by Geography
North America	55.4%	54.9%	55.2%	51.0%	51.0%	53.0%
Europe	44.6%	45.1%	44.8%	49.0%	49.0%	47.0%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Revenue by Service
Solutions	42.1%	42.2%	48.9%	44.7%	44.9%	45.3%
Staffing	57.9%	57.8%	51.1%	55.3%	55.1%	54.7%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Revenue by Vertical Market
Technology Service Providers	29%	33%	31%	31%	29%	31%
Financial Services	16%	15%	17%	17%	17%	16%
Healthcare	14%	14%	18%	15%	15%	16%
Manufacturing	14%	14%	12%	12%	13%	13%
Energy	8%	6%	5%	6%	6%	5%
General Markets	19%	18%	17%	19%	20%	19%

Total	100%	100%	100%	100%	100%	100%

Gross Profit Margins
Gross Profit	21.0%	22.1%	21.3%	21.4%	22.1%	21.7%
Gross Profit - Solutions	31.5%	33.2%	31.6%	30.3%	32.3%	31.8%

Operating Margins
GAAP Operating Margin	2.1%	2.1%	3.3%	2.2%	3.0%	2.6%
Non-GAAP Operating Margin	3.2%	2.7%	3.5%	2.8%	3.2%	3.1%

Net Income Information (in millions except EPS)
Net Income	$1.759	$2.831	$1.905	$1.508	$1.833	$8.077
GAAP Diluted EPS*	$0.12	$0.20	$0.13	$0.10	$0.12	$0.55
Non-GAAP Diluted EPS*	$0.10	$0.18	$0.14	$0.13	$0.13	$0.58
Adjusted EBITDA	$4.1	$3.3	$4.9	$3.7	$4.1	$16.1

* Third quarter 2020 GAAP and non-GAAP Diluted EPS includes $0.08 tax benefit from a change in legislation

Balance Sheet Information (in millions except DSO)
Cash less Debt, Net	$22.3	$27.4	$32.9	$33.5	$29.2
Working Capital	$57.0	$55.9	$52.0	$53.3	$54.5
DSO	81	77	74	71	81

In the 2021 first quarter, the Company made minor modifications to its definition of Solutions business. In order to provide consistent comparisons, Solutions revenue and Solutions gross profit margins presented in this release have been recast using the new definition for all periods presented.

COMPUTER TASK GROUP, INCORPORATED (CTG)

(Unaudited)

The non-GAAP information below excludes gains from non-taxable life insurance and on the sale of a building, costs associated with severance, rebranding, and certain acquisition-related expenses. The acquisition-related expenses consist of due diligence costs, amortization of intangible assets, and changes in the value of earn-out payments upon the achievement of certain financial targets from the Company’s recent acquisitions.

Reconciliation of GAAP to non-GAAP Operating Income

						Twelve Months
	For the Quarter Ended					Ended
(in millions)	Jun. 2020	Sept. 2020	Dec. 2020	Mar. 2021	Jun. 2021	Jun. 2021
GAAP Operating Income	$1.914	$1.824	$3.325	$2.098	$2.801	$10.048
Acquisition-related expenses	0.372	0.526	0.256	0.395	0.165	1.342
Severance	0.577	—	—	—	—	—
Rebranding expenses	—	—	—	0.249	—	0.249

Non-GAAP Operating Income	$2.863	$2.350	$3.581	$2.742	$2.966	$11.639

Reconciliation of GAAP to non-GAAP Operating Margin

						Twelve Months
	For the Quarter Ended					Ended
	Jun. 2020	Sept. 2020	Dec. 2020	Mar. 2021	Jun. 2021	Jun. 2021
GAAP Operating Margin	2.1%	2.1%	3.3%	2.2%	3.0%	2.6%
Acquisition-related expenses	0.4%	0.6%	0.2%	0.4%	0.2%	0.4%
Severance	0.7%	—	—	—	—	—
Rebranding expenses	—	—	—	0.2%	—	0.1%

Non-GAAP Operating Margin	3.2%	2.7%	3.5%	2.8%	3.2%	3.1%

Reconciliation of GAAP to non-GAAP Net Income

						Twelve Months
	For the Quarter Ended					Ended
(in millions)	Jun. 2020	Sept. 2020	Dec. 2020	Mar. 2021	Jun. 2021	Jun. 2021
GAAP Net Income*	$1.759	$2.831	$1.905	$1.508	$1.833	$8.077
Non-taxable life insurance gains	(0.389)	(0.574)	—	—	—	(0.574)
Gain on sale of building	(0.464)	—	—	—	—	—
Acquisition-related expenses	0.210	0.311	0.139	0.306	0.119	0.875
Severance	0.325	—	—	—	—	—
Rebranding expenses	—	—	—	0.192	—	0.192

Non-GAAP Net Income*	$1.441	$2.568	$2.044	$2.006	$1.952	$8.570

*	GAAP and Non-GAAP Net Income in the 2020 third quarter includes a $1.1 million tax benefit from a change in legislation

COMPUTER TASK GROUP, INCORPORATED (CTG)

(Unaudited)

Reconciliation of GAAP to non-GAAP Diluted Earnings per Share (EPS)

						Twelve Months
	For the Quarter Ended					Ended
	Jun. 2020	Sept. 2020	Dec. 2020	Mar. 2021	Jun. 2021	Jun. 2021
GAAP Diluted EPS**	$0.12	$0.20	$0.13	$0.10	$0.12	$0.55
Non-taxable life insurance gains	(0.03)	(0.04)	—	—	—	(0.04)
Gain on sale of building	(0.03)	—	—	—	—	—
Acquisition-related expenses	0.02	0.02	0.01	0.02	0.01	0.06
Severance	0.02	—	—	—	—	—
Rebranding expenses	—	—	—	0.01	—	0.01

Non-GAAP Diluted EPS**	$0.10	$0.18	$0.14	$0.13	$0.13	$0.58

**	GAAP and Non-GAAP Diluted EPS in the 2020 third quarter includes a $0.08 tax benefit from a change in legislation

Reconciliation of Net income to Adjusted EBITDA, which includes earnings before interest (including amortization of deferred debt financing costs), taxes, depreciation and amortization, equity-based compensation, severance, rebranding expenses, non-taxable life insurance gains, a gain on a sale of a building, and acquisition-related expenses.

						Twelve Months
	For the Quarter Ended					Ended
(in millions)	Jun. 2020	Sept. 2020	Dec. 2020	Mar. 2021	Jun. 2021	Jun. 2021
Net income***	$1.759	$2.831	$1.905	$1.508	$1.833	$8.077
Taxes	1.363	(0.673)	1.600	0.440	0.712	2.079
Interest	0.082	0.087	0.065	0.036	0.161	0.349
Depreciation and amortization	0.825	0.935	0.733	0.854	0.831	3.353
Equity-Based comp. expense	0.637	0.656	0.678	0.590	0.682	2.606
Severance	0.577	—	—	—	—	—
Non-taxable life insurance gains	(0.389)	(0.574)	(0.024)	—	—	(0.598)
Gain on sale of building	(0.824)	—	—	—	—	—
Other	0.022	0.070	(0.022)	0.297	(0.123)	0.222

Adjusted EBITDA	$4.052	$3.332	$4.935	$3.725	$4.096	$16.088

***	Net Income in the 2020 third quarter includes a $1.1 million tax benefit from a change in legislation

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CTG news releases are available on the Web at www.ctg.com.